Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements (Form S-8 Nos. 333-129751, 333-129757, 333-129758 and 333-151082; and Form S-3 No. 333-141512) of IHS Inc. of our report dated January 23, 2012, except for Note 19, as to which the date is February 8, 2012, with respect to the consolidated financial statements of IHS Inc. and our report dated January 23, 2012, with respect to the effectiveness of internal control over financial reporting of IHS Inc. included in this Annual Report (Form 10-K/A) of IHS Inc. for the year ended November 30, 2011.

/s/ Ernst & Young LLP
Denver, Colorado
February 8, 2012